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                         [Perkins Coie LLP Letterhead]
                                                                     EXHIBIT 5.1



                                 June 12, 1998


Amazon.com, Inc.
1516 Second Avenue
Seattle, WA  98101

           RE:       EXCHANGE OFFER RELATING TO 10% SENIOR DISCOUNT
                     NOTES DUE 2008

Ladies and Gentlemen:

           We have acted as counsel to Amazon.com, Inc., a Delaware corporation (the "Company"), in connection with the proceedings related to the offer (the "Exchange Offer") by the Company to exchange its 10% Senior Discount Notes due 2008 (the "Exchange Notes"), which are being registered under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-4 (the "Registration Statement"), for an equal principal amount of outstanding 10% Senior Discount Notes due 2008, which were issued and sold in a transaction exempt from registration under the Act (the "Original Notes").

           In rendering the opinions set forth herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of
(i) the Indenture dated May 8, 1998 between the Company and The Bank of New York, as Trustee (the "Indenture"), (ii) the resolutions of the Board of Directors of the Company adopted at a meeting held on May 28, 1998 (the "Board Resolutions"), (iii) the form of Exchange Notes, (iv) the Registration Rights Agreement dated May 8, 1998 between the Company and Morgan Stanley & Co. Incorporated (the "Registration Rights Agreement") and (v) the Restated Certificate of Incorporation and Restated Bylaws of the Company. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such other agreements, instruments, certificates of public officials and corporate officers of the Company and such other documents, certificates, records, authorizations and proceedings as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

           In rendering the opinions expressed herein, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all


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June 12, 1998
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documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Trustee and others.

           Based upon the foregoing examinations and assumptions and subject to the qualifications stated below, we are of the opinion that:

                     (a) The Indenture has been duly authorized, executed and delivered by, and is a binding agreement of, the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and

                     (b) The Exchange Notes have been duly authorized for issuance and sale by the Company and when (i) the Registration Statement becomes effective, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes are duly executed, authenticated and issued in accordance with the Indenture and delivered and issued in the Exchange Offer as contemplated by the Registration Rights Agreement and the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

           The opinions expressed above are subject to the following qualifications:


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June 12, 1998
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                     a. Our opinions are as of the date hereof and we have no
responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law.

                     b. We are qualified to practice law in the state of Washington and do not express any opinions herein concerning any laws other than the laws of the state of Washington, the federal laws of the United States of America and the Delaware General Corporation Law and we express no opinion with respect to the laws, regulations or ordinances of any county, municipality or governmental subdivision or agency of whatever description or character, or with respect to matters that may be affected by the laws of any other jurisdiction or that may be affected by pending or proposed legislation. To the extent that the Indenture, the Exchange Notes or the Registration Rights Agreement provides that they are to be governed by the laws of any jurisdiction other than the state of Washington, our opinions regarding such agreements are being rendered, with your express consent, as if only the internal laws of the state of Washington were applicable thereto, notwithstanding any governing law provisions therein to the contrary.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus of the Registration Statement under the heading "Legal Matters". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,

                                       /s/ PERKINS COIE LLP